(SEAL)

                    FLORIDA DEPARTMENT OF STATE
                          Katherine Harris
                         Secretary of State



January 28, 2000

XPEDIAN, INC.
289-C COMMERCIAL BLVD., #208
LAUDERDALE BY THE SEA, FL 33308



Re: Document Number M36633

The Articles of Amendment to the Articles of Incorporation for IRT INDUSTRIES which changed its name to XPEDIAN, INC., a Florida corporation, were filed on January 27, 2000.

The certification requested is enclosed. To be official, the certification for a certified copy must be attached to the original document that was electronically submitted and filed under FAX audit number H00000004411.

Should you have any question regarding this matter, please telephone (850) 487-6050, the Amendment Filing Section.


Darlene Connell
Corporate Specialist
Division of Corporations              Letter Number: 300A00004062










Division of Corporations-P.O. BOX 6327-Tallahassee, Florida 32314